SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


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      14a-6(e) (2))
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[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         OCEANEERING INTERNATIONAL, INC.
                     --------------------------------------
                (Name of Registrant as Specified in its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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      4)    Date Filed:

                               [OCEANEERING LOGO]


                         OCEANEERING INTERNATIONAL, INC.

                     11911 FM 529, HOUSTON, TEXAS 77041-3011



                                                                   July 14, 2000

Dear Shareholder:

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, August 18, 2000, at 8:30 a.m. local time in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3011.

      On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted upon at the meeting. The Annual Report to Shareholders describing Oceaneering's operations during the fiscal year ended March 31, 2000 is enclosed.

      I hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed traditional paper proxy card to vote which you may sign, date and return in the enclosed postage-paid envelope, we offer two alternate ways to vote your shares, via the Internet or by telephone, by following the instructions included in this package.

      Thank you for your interest in Oceaneering.

                                    Sincerely,

                                    /s/ JOHN R. HUFF
                                        John R. Huff
                                        Chairman of the Board and
                                        Chief Executive Officer

                         OCEANEERING INTERNATIONAL, INC.

                     11911 FM 529, HOUSTON, TEXAS 77041-3011

                               ------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 18, 2000

                               ------------------


To the Shareholders of Oceaneering International, Inc.:

      The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation ("Oceaneering"), will be held on Friday, August 18, 2000 at 8:30 a.m. local time in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas, 77041-3011 to consider and take action on the following:

      (1) Election of two Class II directors as members of the Board of Directors of Oceaneering to serve until the 2003 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

      (2) Ratification of the appointment of Arthur Andersen LLP as independent auditors of Oceaneering for the fiscal year ending March 31, 2001 (Proposal 2); and

      (3) Transaction of such other business as may properly come before this Annual Meeting and any adjournment or postponement thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" PROPOSAL 1 AND PROPOSAL 2.

      The close of business on July 6, 2000 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      The Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy form as soon as possible so that your shares can be voted at the meeting. You may submit your proxy form by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

                                    By Order of the Board of Directors,

                                    /s/ GEORGE R. HAUBENREICH, JR.
                                        George R. Haubenreich, Jr.
                                        Senior Vice President, General Counsel
                                          and Secretary

July 14, 2000

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.
--------------------------------------------------------------------------------

                         OCEANEERING INTERNATIONAL, INC.

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

PROXIES AND VOTING AT THE MEETING

      Only shareholders of record at the close of business on July 6, 2000 will be entitled to notice of, and to vote at, the meeting. As of that date, 22,909,675 shares of Oceaneering's Common Stock, $.25 par value per share (the "Common Stock") were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. This Proxy Statement and the accompanying proxy are initially being mailed to these shareholders on or about July 14, 2000. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.

SOLICITATION OF PROXIES

      The accompanying proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Oceaneering International, Inc., a Delaware corporation ("Oceaneering"), for use at Oceaneering's annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. Oceaneering will pay all costs of soliciting proxies. Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, officers, directors and employees of Oceaneering may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional compensation. Oceaneering will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock.

      The persons named as proxies were designated by the Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR PROPOSAL 1 to elect the nominees for directors proposed by the Board, and FOR PROPOSAL 2 to ratify the appointment of Arthur Andersen LLP as independent auditors of Oceaneering for the fiscal year ending March 31, 2001.

METHODS OF VOTING

o VOTING BY MAIL. You may sign, date and return your proxy cards in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by the Board.

o VOTING BY TELEPHONE OR THE INTERNET. If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.

      The telephone and Internet voting procedures are designed to verify your vote through the use of a Control Number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

      If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

REVOKABILITY OF PROXIES

o REVOKING YOUR VOTING INSTRUCTIONS TO YOUR PROXY HOLDERS. If you have certificates issued in your own name, and you vote by proxy, by mail, the Internet or telephone, you may later revoke your proxy instructions by:

      o sending a written statement to that effect to the Corporate Secretary at P. O. Box 40494, Houston, Texas 72240-0494, the mailing address for the executive offices of Oceaneering;

      o submitting a proxy card with a later date signed as your name appears on the stock account;

      o     voting at a later time by telephone or the Internet; or

      o voting in person at the Annual Meeting (except for shares held through a brokerage firm, bank or other custodian).

      If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions by informing the custodian in accordance with any procedures it sets forth.


                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

      The Certificate of Incorporation of Oceaneering divides the Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. The members of each class serve for three years following their election, with one class being elected each year.

      Two Class II directors are to be elected at the 2000 meeting. In accordance with Oceaneering's Bylaws, the directors will be elected by a plurality of the votes cast. Accordingly, abstentions and broker "non-votes" marked on proxy cards will not be counted in the election. Each of the Class II directors will serve until the 2003 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes III and I, consisting of two members and one member respectively, will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2001 and 2002, respectively.

      The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, who are currently directors of Oceaneering, unless authority to vote for the director is withheld in the proxy. Although the Board has no reason to believe that the nominee will be unable to serve as a director, if the nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board.

      Set forth below is certain information with respect to the nominees for election as directors of Oceaneering.

NOMINEES - CLASS II DIRECTORS:


                            NAME AND                                                 DIRECTOR
                       BUSINESS EXPERIENCE                                     AGE     SINCE
                       -------------------                                     ---   --------
Charles B. Evans........................................................        75     1980

     Mr. Evans has been a director of ResTech Inc., an oilfield service firm specializing in custom log data processing, since 1982, having served as Chairman through 1998. He previously served from 1973 to 1979 as Executive
     Vice President of Schlumberger Limited, an international oilfield evaluation and services company, until his retirement in 1979 after 31 years of service.

John R. Huff............................................................        54     1986

     Mr. Huff has been Chairman of the Board of Directors of Oceaneering since
     August 1990. He has been a director and Chief Executive Officer of Oceaneering since joining Oceaneering in 1986. He is also a director of BJ
     Services Company, Triton Energy Limited and Suncor Energy Inc.

CONTINUING DIRECTORS

      Set forth below is comparable information for those directors whose terms will expire in 2001 and 2002.

2001 - CLASS III DIRECTORS:


                            NAME AND                                                 DIRECTOR
                       BUSINESS EXPERIENCE                                     AGE     SINCE
                       -------------------                                     ---   --------
David S. Hooker.........................................................        57     1973

     Mr. Hooker has been Chairman of Goshawk Insurance Holdings PLC, a marine insurance group, since January 1996. Previously, he served as Chairman of Bakyrchik Gold PLC, a natural resources company, from 1993 to 1996. He was Managing Director of Aberdeen Petroleum PLC, an oil and gas exploration and production company, from 1988 to 1993.

Harris J. Pappas........................................................        55     1996

     Mr. Pappas joined the Board in November 1996. He has been President and shareholder of Pappas Restaurants, Inc., a privately owned and operated multi-state restaurant group, since 1983. He serves as a trustee of Memorial Hermann Hospital in the Texas Medical Center in Houston.

2002 - CLASS I DIRECTOR:


                            NAME AND                                                 DIRECTOR
                       BUSINESS EXPERIENCE                                     AGE     SINCE
                       -------------------                                     ---   --------
D. Michael Hughes.......................................................        61     1970

     Mr. Hughes is owner of The Broken Arrow Ranch and affiliated businesses. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1984 to 1990.


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth the number of shares of Common Stock of Oceaneering beneficially owned as of July 6, 2000, by each director and nominee for director, each of the current executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

                                                               NUMBER OF   PERCENT
                  NAME                                          SHARES(1)  OF CLASS
                  ----                                          --------   --------
      T. Jay Collins.............................................136,921      *
      Bruce L. Crager.............................................74,420      *
      Charles B. Evans............................................21,900      *
      George R. Haubenreich, Jr...................................65,596      *
      David S. Hooker.............................................34,000      *
      John R. Huff...............................................553,413    2.4
      D. Michael Hughes...........................................97,363      *
      Marvin J. Migura............................................61,500      *
      Harris J. Pappas............................................24,000      *
      All directors and officers as a group (21 persons).......1,359,356    5.9

---------------------
*     Less than 1%

(1) Includes the following shares subject to stock options exercisable within 60 days of July 6, 2000: Mr. Collins - 45,000, Mr. Crager - 28,500, Mr. Evans - 20,000, Mr. Haubenreich - 15,900, Mr. Hooker - 34,000, Mr. Huff - 135,000, Mr. Hughes - 30,000, Mr. Migura - 25,900, Mr. Pappas - 24,000,
      and all directors and officers as a group - 436,030. Includes the following shares granted pursuant to restricted stock award agreements with respect to which the recipient has sole voting power and no dispositive power: Mr. Collins - 99,147, Mr. Crager - 40,810, Mr. Haubenreich - 47,936, Mr. Huff - 204,881, Mr. Migura - 48,000, and all directors and officers as a group - 571,593. Also includes the following shares, which are fully vested, held in trust pursuant to the Oceaneering Retirement Investment Plan (the "Retirement Plan") for which the individual has no voting rights until the shares are withdrawn from the Retirement Plan: Mr. Collins - 10,621, Mr. Huff - 1,577, Mr. Hughes - 21,057, and all directors and officers as a group - 58,165.

      Listed below are the only persons who to the knowledge of Oceaneering may be deemed to be beneficial owners as of July 6, 2000 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission ("SEC").


      NAME AND ADDRESS OF                    AMOUNT AND NATURE OF     PERCENT
        BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   OF CLASS(1)
      -------------------                    --------------------   -----------
Neuberger Berman, LLC
605 Third Avenue
New York, NY 10158..........................    1,444,444(2)           6.3

Thomson Horstmann & Bryant, Inc.
Park 80 West Plaza Two
Saddle Brook, NJ 07663......................    1,192,900(3)           5.2
------------------

(1) The percentages are based on the number of issued and outstanding shares of Common Stock at July 6, 2000.
(2) According to a Schedule 13G filed with the SEC and dated January 28, 2000, Neuberger Berman, LLC had sole voting power over 640,544 shares and shared voting and dispositive power over 798,400 and 1,444,444 shares, respectively.
(3) According to a Schedule 13G filed with the SEC and dated January 7, 2000, Thomson Horstmann & Bryant, Inc. had sole voting and dispositive power over 723,500 and 1,192,900 shares, respectively and shared voting power over 26,200 shares.


ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

      Oceaneering has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Audit Committee, which held two meetings during fiscal year 2000, is comprised of Messrs. Hooker (Chairman), Hughes and Pappas. The Audit Committee provides independent, objective oversight of Oceaneering's accounting functions and internal controls and is governed by a charter which it has adopted, which is attached to this Proxy Statement, as Appendix A. Oceaneering's securities are listed on the New York Stock Exchange and are governed by its listing standards. Each of the members of the Audit Committee is independent as defined by Company policy and listing standards.

      The Compensation Committee is comprised of Messrs. Evans (Chairman) and Pappas, both of whom are nonemployee directors and are not former officers of Oceaneering. The Compensation Committee, which held three meetings during fiscal year 2000, establishes and reports to the full Board with respect to compensation plans under which officers and directors are eligible to participate, as well as the salary for the Chief Executive Officer. The Compensation Committee approves salaries for all other executive officers of Oceaneering. The Compensation Committee administers Oceaneering's annual bonus plans, Oceaneering's long-term incentive plans and Oceaneering's supplemental executive retirement plan (the "Supplemental Executive Retirement Plan"), and reviews on a regular basis Oceaneering's overall compensation program. The Compensation Committee also recommends to the full Board a successor to the Chief Executive Officer when a vacancy occurs.

      The Nominating Committee is comprised of Messrs. Hughes (Chairman), Evans and Hooker. The Nominating Committee, which held two meetings during fiscal year 2000, considers and recommends to the full Board nominees to fill Board vacancies and a director to serve as Chairman of the Board. The Nominating Committee receives and evaluates shareholder proposals for nominees to fill Board vacancies and recommends to the Board candidates for membership on the committees of the Board. As to each person whom a shareholder proposes to nominate for election or re-election as a director, the notice of proposal shall include the name, age, business address, residence address, principal occupation or employment, the class and number of shares beneficially owned and any other information relating to such person that is required by law to be disclosed, and include the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected. The name and address of the shareholder making the proposal as they appear on Oceaneering's books and the class and number of shares of Oceaneering which are beneficially owned by such shareholder shall be included in the notice. To be timely, a shareholder's notice must be received at Oceaneering's principal executive offices, 11911 FM 529, Houston, Texas 77041-3011 addressed to the Corporate Secretary not later than March 16, 2001.

      During fiscal year 2000, the Board of Directors held a total of four meetings. Each member of the Board attended all Board meetings and meetings of any committee on which he served.

      Oceaneering pays its outside directors a $10,000 annual retainer, $1,000 for each Board meeting attended, $800 for each committee meeting attended (if the meeting is on a day other than the date of a Board meeting) and a consulting fee of $100 per hour up to a maximum of $800 per day for any consulting services. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.

      Nonemployee directors are participants in the shareholder-approved 1999 Incentive Plan. Under this plan, each nonemployee director of the Company is automatically granted an option to purchase 10,000 shares of Common Stock on the date the director becomes a nonemployee director of the Company, and each year thereafter at an exercise price per share equal to the fair market value of a share of Common Stock on the date the option was granted. These options granted become fully exercisable six months following the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Oceaneering's directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to Oceaneering and representations that no other reports were required, Oceaneering believes that all its directors and executive officers during the fiscal year ended March 31, 2000 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

                            EXECUTIVE COMPENSATION

      The following table sets forth information for the fiscal years shown, with respect to the Chief Executive Officer and each of the other four most highly compensated executive officers of Oceaneering serving as such during the year ended March 31, 2000.

                                        SUMMARY COMPENSATION TABLE
                                                                                   LONG TERM COMPENSATION
                                                                       ----------------------------------------------
                                      ANNUAL COMPENSATION(1)                  AWARDS                  PAYOUTS
                                 --------------------------------      ---------------------  -----------------------
                                                                                                              ALL
                                                                                  SECURITIES                 OTHER
                                                                       RESTRICTED UNDERLYING    LTIP         COMPEN-
        NAME AND                                                         STOCK     OPTIONS     PAYOUTS       SATION
   PRINCIPAL POSITION            YEAR     SALARY($)   BONUS($)(2)        AWARDS      (#)       ($)(4)        ($)(5)
---------------------------      ----    ----------   -----------      ---------- ---------   ---------    ----------
John R. Huff                     2000      435,000            0           (3)            0      854,006      174,000
  Chairman and                   1999      435,000      235,000            0        40,000    1,150,603      174,000
  Chief Executive Officer        1998      420,000      200,000            0        30,000    1,364,504      110,925

T. Jay Collins                   2000      235,000            0           (3)            0      251,032       70,500
  President and                  1999      225,000      139,000            0        20,000      214,111       68,750
  Chief Operating Officer        1998      210,000      140,000            0        15,000      159,192       54,342

Marvin J. Migura                 2000      185,000            0           (3)            0      159,099       44,400
  Senior Vice President and      1999      185,000       75,000            0        15,000      107,055       44,400
  Chief Financial Officer        1998      177,000       60,000            0         8,000       53,064       37,187

Bruce L. Crager                  2000      185,000       25,000           (3)            0      186,332       40,700
  Senior Vice President          1999      185,000       60,000            0        15,000      168,309       40,700
                                 1998      177,000       50,000            0        10,000      136,450       46,939

George R. Haubenreich, Jr        2000      185,000            0           (3)            0      143,066       44,400
  Sr. Vice President, General    1999      185,000       65,000            0        15,000      145,488       44,400
  Counsel and Secretary          1998      177,000       60,000            0         8,000      136,450       14,992

(1) Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

(2) In fiscal years 1999 and 1998, Messrs. Huff, Collins, Migura and Haubenreich elected to receive all or part of their bonus awards in restricted stock. Mr. Crager made the same election in fiscal year 1999. The bonus amounts stated for fiscal years 1999 and 1998 include the following restricted stock grants valued on the basis of the closing market prices of $16.56 and $17.94 per share on the date of award: Mr. Huff - 14,188 and 11,148 shares, Mr. Collins - 8,392 and 7,804 shares, Mr. Migura - 2,400 and 1,200 shares, Mr. Haubenreich - 1,200 and 3,344, and in fiscal year 1999, Mr. Crager - 3,620 shares. Twenty-five percent of these restricted stock awards vested in June of the calendar year awarded, with the remainder vesting over three years from the vesting date, conditional upon continued employment. At the time of each vesting, a tax assistance payment is made to the award recipients which must be reimbursed to Oceaneering if the vested stock related thereto is sold within three years after the vesting date.

(3) See Long-Term Incentive Plans - Awards in Last Fiscal Year and Compensation Committee Report on Executive Compensation, Long-Term Incentives. At March 31, 2000, the number and value of the long-term incentive restricted stock holdings which have not vested (based on the closing market price on that date of $18.75 per share) under restricted stock awards were as follows: Mr. Huff - 217,500 shares, $4,078,125; Mr. Collins - 103,500 shares, $1,940,625; Mr. Migura - 51,750 shares,
      $970,313; Mr. Crager - 46,500 shares, $871,875; and Mr. Haubenreich - 51,750 shares, $970,313. Dividends, if any, are paid on the restricted shares. The value of such stock for which restrictions were lifted in fiscal years 2000, 1999 and 1998 is reported in the LTIP payouts column in the table.

(4) Amounts represent the aggregate value of long-term incentive restricted stock for which restrictions were lifted and the associated tax assistance payment.

(5) In fiscal year 1998 the amount represents Oceaneering contributions under a nonqualified executive retirement plan, which terminated in fiscal year 1998. In fiscal years 2000 and 1999, the amounts represent amounts accrued for each executive under a successor and nonqualified Supplemental Executive Retirement Plan which are subject to vesting over a three year period.

EXECUTIVE EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

      Oceaneering has entered into an employment agreement with no expiration date with John R. Huff, which provides that, in the event of his termination from Oceaneering for any reason except voluntary resignation or cause, he will receive compensation equivalent to one year's salary, inclusive of any amounts payable under a Senior Executive Severance Plan (the "Severance Plan"). The employment agreement also provides that Oceaneering will provide medical coverage to Mr. Huff, his spouse and children during his employment with Oceaneering and, under circumstances, thereafter for life.

      Under the Severance Plan adopted by the Board of Directors in January 1983, and as amended in March 1989, in the event of a change in control of Oceaneering (as defined in the Severance Plan) followed by termination of employment within one year thereafter for any reason other than termination as a consequence of death, disability or retirement, voluntary termination prior to three months after a change of control, or termination for cause due to commission of a felony related to employment with Oceaneering, certain key executives, as determined by the Board of Directors, will receive a payment equal to 50% of one year's base salary, including bonuses, and all fringe benefits for six months after termination of employment. In such an event, stock options and other benefits of the executive will become immediately vested, and the executive may elect to either exercise his outstanding stock options or surrender them and be compensated for the difference between the exercise price and any higher fair market value of the outstanding stock options. The executive will also receive 25% of the amount of the difference between the exercise price and any higher fair market value of all stock options exercised or surrendered by the executive during the three-year period ending with the date of the executive's termination of employment. The executive officers listed in the Summary Compensation Table are participants in the Severance Plan.

      In March 1989, Oceaneering also entered into an amended Supplemental Senior Executive Severance Agreement ("Supplemental Agreement") with Mr. Huff, which provides that, in the event of a change in control of Oceaneering (as defined in the Supplemental Agreement) and termination of his employment for any reason (other than voluntary resignation for nonpermissible reasons or termination for cause due to commission of a felony related to employment with Oceaneering), or reduction in the scope of his position or total annual compensation, or if he is requested to relocate, Mr. Huff may either elect to receive the benefits under the Severance Plan, as described above, or the benefits under the Supplemental Agreement. If he elects to receive the Supplemental Agreement benefits, Mr. Huff will receive a payment equal to three years' base salary, including bonuses, and all fringe benefits for six months after termination of employment, and his stock options and other benefits will become immediately vested. Mr. Huff may elect either to surrender his outstanding stock options and receive an amount equal to twice the amount of the difference between the exercise price and any higher fair market value of the outstanding stock options, or to exercise such stock options and receive the amount of the difference. He will also receive 100% of the amount of the difference between the exercise price and the fair market value of all stock options exercised or surrendered by him during the three-year period ending with the date of his termination of employment.

LONG-TERM INCENTIVE PLANS AND RETIREMENT PLANS

      Under Oceaneering's 1990, 1996 and 1999 Long-Term Incentive Plans, the Compensation Committee may grant options, stock appreciation rights, stock and cash awards to employees and other persons (excluding nonemployee directors) having an important business relationship with Oceaneering.

      Oceaneering has in effect a Retirement Plan and a Supplemental Executive Retirement Plan. All employees of Oceaneering and its United States subsidiaries who meet the eligibility requirements may participate in the Retirement Plan. Certain key management employees and executives of Oceaneering and its subsidiaries, as approved by the Compensation Committee, are eligible to participate in the Supplemental Executive Retirement Plan, which was implemented in fiscal year 1998.

      Under the Retirement Plan, each participant directs Oceaneering to defer between 1% and 16% of the participant's base pay and contribute the deferred compensation to the Retirement Plan, with such contributions being invested in shares of Common Stock, mutual funds and guaranteed investments. A participant's deferred compensation contributed to the plan is fully vested. Oceaneering's contributions to this plan become vested to the participant in percentage increments over a six-year period, commencing with the participant's date of employment, provided that the participant remains employed by Oceaneering. Oceaneering is currently contributing an amount equal to the deferred compensation of each participant who has elected to invest in Common Stock up to the first 6% of the participant's base pay and 50% of the deferred compensation of each participant who has elected to invest in the other investments up to the first 6% of the participant's base pay. During fiscal year 2000, none of the executive officers listed in the Summary Compensation Table made contributions to the Retirement Plan.

      As of each July 1, Oceaneering may establish an amount to be accrued pursuant to the Supplemental Executive Retirement Plan for the following 12-month period ("Plan Year") as it determines in its discretion and the amounts accrued may be different for each participant. No separate fund is maintained for the Supplemental Executive Retirement Plan. Amounts accrued pursuant to the Supplemental Executive Retirement Plan are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Compensation Committee. The account balances vest in one-third increments on the close of the first, second and third years of continuous employment beginning with and including July 1 of the Plan Year with respect to which they are accrued. The account balances vest in any event upon ten years of continuous employment after becoming a participant, the date that the sum of the participants' attained age and years of participation equal 65, termination of employment by reason of death or disability or within two years of a change of control, or termination of the plan. A participant's interest in the plan is generally distributable upon termination of employment.

      The following table provides information concerning each stock option exercised during the fiscal year ended March 31, 2000 by each of the name executive officers and the value of unexercised options held by such officers at the end of 2000 fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT MARCH 31, 2000       MARCH 31, 2000($)
                                                   ---------------------------  --------------------------
                             SHARES
                           ACQUIRED ON     VALUE
        NAME                EXERCISE(#) REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------  ----------  ----------  -----------  -------------  -----------  -------------
John R. Huff .............     50,000    417,000      119,000       56,000        905,644       382,275
T. Jay Collins ...........     30,000    316,575       37,000       28,000        189,306       191,137
Marvin J. Migura .........     20,000    241,874       20,550       18,450        151,480       132,314
Bruce L. Crager ..........      2,400     20,925       22,750       21,250        139,261       143,377
George R. Haubenreich, Jr      20,000    182,504       10,550       18,450         61,167       132,314

      The following table shows information concerning long-term incentive awards made to named executive officers in the fiscal year ended March 31, 2000.


             LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                             PERFORMANCE OR
                                         NUMBER OF         OTHER PERIOD UNTIL
      NAME                              SHARES(#)(1)     MATURATION OR PAYOUT(1)
      ----                              ------------     -----------------------
John R. Huff                              150,000           7/16/99 - 7/12/02
T. Jay Collins                             72,000           7/16/99 - 7/12/02
Marvin J. Migura                           36,000           7/16/99 - 7/12/02
Bruce L. Crager                            24,000           7/16/99 - 7/12/02
George R. Haubenreich, Jr.                 36,000           7/16/99 - 7/12/02
------------------

(1) This grant of shares of restricted Common Stock is subject to earning requirements on the basis of a percentage change between the price of the Common Stock versus the average of the common stock price of a peer group over a three-year time period. See Board Compensation Committee Report on Executive Compensation. The grantee of such restricted stock is deemed to be the record owner during the restriction period and has all rights of a stockholder, including the right to vote and receive dividends; provided, however, that such grantee does not have the right to transfer such restricted stock until the restrictions relating thereto are removed upon achievement of the performance goals and vesting requirements.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Oceaneering's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a nonemployee director. The Committee is dedicated to the establishment of a strong, positive link between the development and attainment of strategic goals, which enhance shareholder values, and the compensation and benefit programs needed to achieve those results.

OVERALL EXECUTIVE COMPENSATION POLICY

      Oceaneering's policy is designed to facilitate its mission of increasing the net wealth of its shareholders by:

      o Attracting, rewarding and retaining highly qualified and productive individuals.

      o Setting compensation levels that are externally competitive and internally equitable.

      o Interrelating annual executive compensation with the results of individual performance, the individual's profit center performance and overall Oceaneering performance.

      o Motivating executives and key employees toward achieving long-term strategic results by aligning employee and shareholder interests through the increased value of Oceaneering's stock.

      There are three major components of Oceaneering's executive compensation program: Base Salary, Annual Incentives and Long-Term Incentive Awards. The Committee considers all elements of compensation when determining individual components.

BASE SALARY

      The Committee believes a competitive salary is essential to support management development and career orientation of executives. The Committee reviews annually the salary of executive officers. In determining appropriate salary levels, the Committee considers level and scope of responsibility and accountability, experience, individual performance contributions, internal equity and market comparisons. No specific weightings are assigned to these criteria. However, the Committee manages base salaries for the executive group in a conservative fashion in order to place more emphasis on incentive compensation.

ANNUAL INCENTIVES

      The Committee administers an annual cash incentive bonus award plan to reward executive officers and other key employees of Oceaneering based upon individual performance and the achievement of specific financial and operational goals determined for the year. The award interrelates individual performance, an individual's profit center performance and Oceaneering's overall performance. For fiscal year 2000, the maximum annual bonus award established for executive officers was within a range of 40-100 percent of base salary.

LONG-TERM INCENTIVE AWARDS

      Long-term incentive awards under shareholder-approved Long-Term Incentive Plans are designed to create a mutuality of interest between executive officers (and other key employees) and shareholders through stock ownership and other incentive awards.

      To achieve these objectives, the Committee granted restricted Common Stock to executive officers and other key employees of Oceaneering in fiscal year 2000. Those awards are subject to earning requirements during the three- year performance period and subsequent vesting requirements. Up to one-third of the total grant may be earned each year, depending upon Oceaneering's cumulative Common Stock performance from July 16, 1999 as compared with a specified peer group's cumulative common stock performance from that date, with any amount earned subject to vesting in four equal installments over three years commencing one year after earning, conditional upon continued employment. If the performance of Oceaneering's Common Stock is less than 50% of the average of the performance of the common stock of the peer group, no shares of restricted stock are earned. If the performance of Oceaneering's Common Stock is 50% - 87.5% or greater than the average of the performance of the peer group, the amount of restricted stock earned will range from 16% to 100% of the maximum achievable for this period. At the time of each vesting, the participant receives a tax assistance payment, which must be reimbursed to Oceaneering if the vested Common Stock is sold within three years after the vesting date. At the end of fiscal year 2000, none of this grant was either earned or vested.

      The Committee awards stock options to a broad group of executives and key employees. No stock option grants were made in the fiscal year 2000 to any executive officers listed in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      John R. Huff has been Chief Executive Officer of Oceaneering since August 1986 and Chairman of the Board since 1990. His compensation package has been designed to encourage the enhancement of shareholder value. Mr. Huff's compensation for fiscal year 2000 included the same components and methodology of salary and variable compensation as apply to other executive officers, with regard to his high level of accountability. A substantial portion of his compensation is at risk in the form of performance bonuses and stock awards. During fiscal year 2000, Mr. Huff's base annual salary was not increased and he received no annual bonus and no stock options. Mr. Huff was granted a Common Stock performance based restricted stock award of 150,000 shares of Common Stock during fiscal year 2000 as described above. Mr. Huff's compensation reflects the Committee's assessment of Oceaneering's financial performance compared to other oilfield service companies during the relevant periods, Mr. Huff's leadership and significant personal contribution to Oceaneering's business, and compensation data of competitive companies.

                                    Compensation Committee
                                    Charles B. Evans, Chairman
                                    Harris J. Pappas


COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

      Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. Oceaneering had no nondeductible compensation expense for fiscal year 2000. Oceaneering plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with Oceaneering's compensation objectives.

PERFORMANCE GRAPH

      The following line graph compares Oceaneering's total shareholder return to the Standard & Poor's 500 Stock Index ("S&P 500") and with that of a peer group over a five-year period ending on March 31, 2000. The peer group companies at March 31, 2000 for this performance graph are Dresser Industries, Inc., Global Industries, Ltd., Halliburton Company, McDermott International, Inc., Nabors Industries, Inc., Offshore Logistics, Inc., Stolt Comex Seaway S.A., and Tidewater, Inc. Hornbeck Offshore Services, Inc. was included in the peer group until 1996 when it merged into Tidewater, Inc. J. Ray McDermott, Inc. which replaced Offshore Pipelines, Inc. after their merger was included in the peer group until 1999 when McDermott International, Inc. acquired all of its publicly held shares.

      It is assumed in the graphs that (i) $100 was invested in Oceaneering's Common Stock, the S&P 500 and the peer group on March 31, 1995, except that the investment was made in Offshore Pipelines, Inc. through 1996, and thereafter in
J. Ray McDermott, Inc., as a result of their merger until 1999 when McDermott International, Inc. acquired all of its publicly held shares, and in Hornbeck Offshore Services, Inc. until 1996 when it merged with Tidewater, Inc., (ii) the peer group investment is weighted based on the market capitalization of each individual company within the peer group at the beginning of each period and
(iii) any dividends are reinvested. Oceaneering has not declared any dividends during the period covered by the graph. The shareholder return shown is not necessarily indicative of future performance.

              COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN
               FOR OCEANEERING, S&P 500 AND A SELECTED PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                               1995    1996     1997    1998     1999    2000
                      --------------------------------------------------------
Oceaneering                   100.00  137.97   158.23  200.00   153.16  189.87
Peer Group                    100.00  143.18   180.04  261.63   185.42  214.28
S&P 500                       100.00  132.10   158.29  234.27   277.51  327.30



                     RATIFICATION OF APPOINTMENT OF AUDITORS
                                   PROPOSAL 2

      Subject to ratification by the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as independent auditors of Oceaneering for the fiscal year ending March 31, 2001, pursuant to the recommendation of the Audit Committee of the Board. Arthur Andersen LLP has served as Oceaneering's independent auditors for 29 years. Representatives of Arthur Andersen LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

      In accordance with Oceaneering's Bylaws, the approval of the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of Oceaneering for the fiscal year ending March 31, 2001 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Accordingly, abstentions and broker "non-votes" marked on proxy cards will count as votes "against" this proposal.

      The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of Oceaneering for the fiscal year ending March 31, 2001, unless a contrary choice is set forth thereon or unless an abstention or broker "non-vote" is indicated thereon.

      THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF OCEANEERING FOR THE FISCAL YEAR ENDING MARCH 31, 2001.

                              SHAREHOLDER PROPOSALS

      In order for Shareholder proposals to be included in the Proxy Statement or to be considered at the 2001 Annual Meeting of Shareholders of Oceaneering, Shareholder proposals must be received at Oceaneering's principal executive offices, 11911 FM 529, Houston, Texas 77041-3011, addressed to the Corporate Secretary, no later than March 16, 2001.

                          TRANSACTION OF OTHER BUSINESS

       Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted in respect thereto in accordance with the judgment of the person or persons voting the proxies.

      Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at this important meeting.

      OCEANEERING WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OCEANEERING'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OCEANEERING'S FISCAL YEAR ENDED MARCH 31, 2000. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R.HAUBENREICH, JR., SECRETARY, OCEANEERING INTERNATIONAL, INC., P. O. BOX 40494, HOUSTON, TEXAS 77240-0494.

                                    By Order of the Board of Directors,


                                    /s/ GEORGE R. HAUBENREICH, JR.
                                        George R. Haubenreich, Jr.
                                        Senior Vice President, General Counsel
                                          and Secretary

July 14, 2000

                                                                      APPENDIX A

                         OCEANEERING INTERNATIONAL, INC.
                             AUDIT COMMITTEE CHARTER



GENERAL

      The Audit Committee of the Board of Directors of Oceaneering International, Inc. shall consist of three independent directors. Members of the Committee shall be considered independent if they have no relationship to the Company that could interfere with the exercise of their independence from management and the Company. As determined by the Board of Directors, the Members of the Committee will be financially literate with at least one having accounting or related financial management expertise. Company management, internal and independent auditors and the Company's General Counsel may attend each meeting or portions thereof as required by the Committee. The Committee will have two meetings each year on a regular basis and will have special meetings if and when required.

RESPONSIBILITIES

      The Audit Committee's role is one of oversight whereas the Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. The following functions shall be the key responsibilities of the Audit Committee in carrying out its oversight function.

      1. The Committee and Board shall be ultimately responsible for the selection, evaluation, and replacement of the independent auditors. The Committee will:

            o recommend annually the appointment of the independent auditors to the Board for its approval and subsequent submission to the stockholders for ratification, based upon an annual performance evaluation and a determination of the auditors' independence;

            o determine the independence of the independent auditors by obtaining a formal written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees;

            o discuss with the independent auditors if any disclosed relationship or service could impact the auditors' objectivity and independence; and

            o recommend that the Board take appropriate action in response to the auditors statement to ensure the independence of the independent auditors.

      2. Inquire of company management and independent auditors regarding the appropriateness of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements.

      3. Review with Company management the Company's financial reporting process, published financial statement and/or major disclosures and the adequacy of the Company's system of internal controls.

                                                                      APPENDIX A

      4. Review and discuss with Company management and General Counsel legal and regulatory matters that may have a material impact on the Company's financial statements and Company compliance policies.

      5. Meet with independent auditors and review their report to the Committee including comments relating to the system of internal controls, published financial statements and related disclosures, the adequacy of the financial reporting process and the scope of the independent audit. The independent auditors are ultimately accountable to the Board and the Committee on all such matters.

      6. Provide an open avenue of communications between the internal and independent auditors and the Board of Directors, including private sessions with the internal and independent auditors, as the Committee may deem appropriate.

      7. Review the internal audit program in terms of scope of audits conducted or scheduled to be conducted.

      8. Review with the internal auditors any major findings and recommendations from internal audits conducted Company-wide. Consult with internal auditors regarding on-going monitoring programs including the Company's Statement of Philosophy and Beliefs and compliance with policies of the Company.

      9. Review with both the internal and independent auditors the plans for the audit of the Company's information technology procedures and controls.

      10. Review with the internal and independent auditors the coordination of their respective audit activities.

      11. Prepare a Report, for inclusion in the Company's proxy statement as required, disclosing that the Committee reviewed and discussed the audited financial statements with management and discussed certain other matters with the independent auditors. Based upon these discussions, state in the Report whether the Committee recommended to the Board that the audited financial statements be included in the Annual Report.

      12. Review and reassess the adequacy of the Audit Committee's charter annually. If any revisions therein are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.

QUORUM

      For the transaction of business at any meeting of the Audit Committee, a majority of the members shall constitute a quorum.

                         OCEANEERING INTERNATIONAL, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS

     T. Jay Collins and George R. Haubenreich, Jr., and each of them, with full power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned on July 6, 2000, at the Annual Meeting of Shareholders on August 18, 2000, to be held in the Atrium of Oceaneering's corporate offices at 11911 FM 529, Houston, Texas 77041-3011, and at any adjournment thereof.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


PROXY
                                                                 SEE REVERSE
                                                                     SIDE

                              FOLD AND DETACH HERE


                                                                            1616
PLEASE MARK YOUR
VOTE AS IN THIS
EXAMPLE.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     MANAGEMENT RECOMMENDS THAT YOU VOTE FOR AUTHORITY ON PROPOSAL 1 AND FOR THE BOARD'S PROPOSAL 2.

FOR   WITHHELD                                  FOR      AGAINST  ABSTAIN
1. Election of Directors

   NOMINEES: 01. CHARLES B. EVANS
             02. JOHN R. HUFF

For, except vote withheld from the following nominee:

2. Proposal to approve the appointment of Arthur Andersen LLP as independent auditors for the listed year ending March 31, 2001.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)     DATE

                              FOLD AND DETACH HERE


                         OCEANEERING INTERNATIONAL, INC.
                     NOW OFFERS TELEPHONE OR INTERNET VOTING
                          24 HOURS A DAY, 7 DAYS A WEEK

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and voting instruction form. Follow the steps listed. Your vote will be immediately confirmed and posted. Thank you for voting!

TO VOTE BY TELEPHONE

1. On a touch-tone telephone call toll free 1-877-PRX-VOTE (1-877-779-8683) Outside the US and Canada call 1-201-536-8073.

2.   Enter the control number from the box above, just below the perforation.

3.   Enter the last four digits from your U.S. taxpayer identification number.

4.   You then have two options:
     Option 1 To vote as the Board of Directors recommends on all items Option 2 To vote on each proposal separately.

TO VOTE BY INTERNET

1.   Log on to the Internet and type HTTP://WWW.EPROXYVOTE.COM/OII

2.   Enter the control number from the box above, just below the perforation.

3.   Follow the instructions.

IF YOU CHOOSE TO VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY
CARD.